Exhibit 99.1

Frontier Investment Corp Prices $200 Million Initial Public Offering

New York, New York – July 1, 2021 – Frontier Investment Corp, a newly organized blank check company formed as a Cayman Islands exempted company, today announced the pricing of its initial public offering of 20 million units at an offering price of $10.00 per unit, with each unit consisting of one share of common stock and one-third of one redeemable warrant. Each whole warrant will entitle the holder thereof to purchase one share of common stock at $11.50 per share. The units are expected to trade on The Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “FICVU” beginning July 1, 2021. Frontier Investment Corp expects the initial public offering to close on July 6, 2021, subject to customary closing conditions. Once the securities comprising the units begin separate trading, the common stock and the warrants are expected to be traded on Nasdaq under the symbols “FICV” and “FICVW,” respectively.

J.P. Morgan Securities LLC is the sole book-running manager for the IPO. Frontier Investment Corp has granted the underwriters a 45-day option to purchase up to 3 million additional units at the IPO price to cover over-allotments, if any.

A registration statement relating to the securities sold in the initial public offering was declared effective by the U.S. Securities and Exchange Commission on June 30, 2021. The offering is being made only by means of a prospectus. When available, copies of the prospectus related to this offering may be obtained from J.P. Morgan Securities LLC, via Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717. or by visiting EDGAR on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Frontier Investment Corp

Frontier Investment Corp is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Frontier Investment Corp intends to focus its search on a target with business operations or prospective operations in the technology, digital media, e-commerce, financial technology, or digital services sectors (which it refers to as the “new economy sectors”) across the high growth markets of the Middle East North Africa & Turkey, Sub-Saharan Africa, South Asia and Southeast Asia, but may pursue an acquisition or a business combination target in any business, industry or geography.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the IPO and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the IPO filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

For investors:

Arif Mansuri

Chief Financial Officer

Frontier Investment Corp

(302) 351-3367